Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 30, 2023, a wholly owned subsidiary of Bausch + Lomb Corporation (“Bausch + Lomb” or “B+L”) (a subsidiary of Bausch Health Companies Inc. (the “Company”)), Bausch + Lomb Ireland Limited (“Buyer”), entered into a Stock and Asset Purchase Agreement (as amended, modified or supplemented, the “Acquisition Agreement”) with Novartis Pharma AG and Novartis Finance Corporation (together with Novartis Pharma AG, “Novartis”) and, solely for purposes of guaranteeing certain obligations of Buyer under the Acquisition Agreement, Bausch + Lomb. On September 29, 2023, under the terms of the Acquisition Agreement, Bausch + Lomb, through its subsidiary, completed the acquisition of XIIDRA® (lifitegrast ophthalmic solution) and certain other ophthalmology assets and assumed certain liabilities from Novartis related to Novartis’s front-of-eye ophthalmology assets (collectively, the “Acquired Assets” or the “Acquisition”) for: (i) an up-front cash payment of $1,750 million, (ii) potential milestone payments of up to $475 million in cash payable upon the achievement of specified commercialization and sales milestones for certain pipeline products included in the Acquired Assets, (iii) potential milestone payments of up to $275 million in cash payable upon the achievement of specified sales milestones for XIIDRA® and (iv) the assumption of certain pre-existing milestone payments and other obligations associated with certain Acquired Assets.

On June 30, 2023, Bausch + Lomb obtained commitments in respect of a $1,750 million 364-day bridge facility (the “Bridge Facility”), the proceeds of which, if such Bridge Facility were utilized, would have been used to finance all or a portion of the Acquisition (including related costs). In lieu of incurring indebtedness under the Bridge Facility amount on September 29, 2023, Bausch + Lomb incurred $1,900 million, in aggregate principal amount of indebtedness, consisting of: (i) $1,400 million aggregate principal amount of 8.375% Senior Secured Notes due October 2028 (the “October 2028 Secured Notes”) and (ii) $500 million in principal amount of new term B loans with a five-year term to maturity (the “September 2028 Term Facility”). Borrowings under the September 2028 Term Facility, together with a portion of the October 2028 Secured Notes, were used in connection with the Acquisition and effective September 29, 2023, the Bridge Facility was canceled (together, the “Financing Transactions”). See Note 4—“Financing Transactions Pro Forma Adjustments” for additional details.

The unaudited pro forma condensed combined balance sheet at June 30, 2023, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022, have been prepared in accordance with Article 11 of Regulation S-X and are presented to give effect to transaction accounting adjustments, for the:

•

Acquisition, including: (i) the up-front cash payment of $1,750 million related to the purchase of the Acquired Assets, (ii) the preliminary adjustment of historical assets acquired and liabilities assumed by Bausch + Lomb to their estimated fair values and (iii) other adjustments, including those related to transaction costs associated with the Acquisition and future expenses associated with the Acquired Assets; and

•

Financing Transactions, including: (i) the incurrence of $1,865 million of aggregate net indebtedness related to the October 2028 Secured Notes and borrowings under the September 2028 Term Facility and (ii) interest expense related to the Financing Transactions.

The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with: (i) the unaudited interim condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2023, (ii) the unaudited interim abbreviated financial statements of the Acquired Assets as of and for the six months ended June 30, 2023, (iii) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2022 and (iv) the audited abbreviated financial statements of the Acquired Assets as of and for the year ended December 31, 2022.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual combined results of operations or the combined financial position of the combined Company would have been had the Acquisition and Financing Transactions occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position.

The unaudited pro forma combined financial information does not reflect any adjustment for costs, or related liabilities for, of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Acquisition.

BAUSCH HEALTH COMPANIES INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in millions, except share amounts)

			Transaction Accounting Adjustments for the:
	BHC Historical	Acquired Assets Historical Adjusted (2a)	Acquisition	Note	Financing Transactions	Note	Combined Pro Forma[1]
Assets
Current assets:
Cash and cash equivalents	$579	$—	$(1,764)	3(d)	$1,849	4(a)	$664
Restricted cash	9	—	—		—		9
Trade receivables, net	1,743	—	—		—		1,743
Inventories, net	1,240	—	—		—		1,240
Prepaid expenses and other current assets	890	—	167	3(c)	—		1,057

Total current assets	4,461	—	(1,597)		1,849		4,713
Property, plant and equipment, net	1,599	—	—		—		1,599
Intangible assets, net	5,299	1,720	(125)	3(a)	—		6,894
Goodwill	11,628	—	23	3(b)	—		11,651
Deferred tax assets, net	2,191	—	—		—		2,191
Other non-current assets	325	—	—		—		325

Total assets	$25,503	$1,720	$(1,699)		$1,849		$27,373

Liabilities
Current liabilities:
Accounts payable	$515	$—	$—		$—		$515
Accrued and other current liabilities	3,008	1	—		—		3,009
Current portion of long-term debt	444	—	—		5	4(a)	449

Total current liabilities	3,967	1	—		5		3,973
Acquisition-related contingent consideration	197	34	—	3(f)	—		231
Non-current portion of long-term debt	20,108	—	—		1,860	4(a)	21,968
Deferred tax liabilities, net	215	—	—		—		215
Other non-current liabilities	745	—	—		—		745

Total liabilities	25,232	35	—		1,865		27,132

(Deficit) Equity
Common shares, no par value, unlimited shares authorized, 364,063,514 issued and outstanding at June 30, 2023	10,412	—	—		—		10,412
Additional paid-in capital	188	—	—		—		188
Accumulated deficit	(9,361)	—	(13)	3(e)	(14)	4(a)	(9,388)
Accumulated other comprehensive loss	(1,902)	—	—		—		(1,902)

Total Bausch Health Companies Inc. shareholders’ deficit	(663)	—	(13)		(14)		(690)
Noncontrolling interest	934	—	(1)	3(e)	(2)	4(a)	931

Total equity (deficit)	271	—	(14)		(16)		241

Total liabilities and equity (deficit)	$25,503	35	(14)		$1,849		$27,373

Net assets acquired		$1,685	$(1,685)

1.	Please see the “Non-GAAP Financial Measures and Ratios” section below for further information.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

BAUSCH HEALTH COMPANIES INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2023

(in millions, except per share amounts)

			Transaction Accounting Adjustments for the:
	BHC Historical	Acquired Assets Historical Adjusted (2a)	Acquisition	Note	Financing Transactions	Note	Combined Pro Forma[1]
Revenues
Product sales	$4,068	$185	$—		$—		$4,253
Other revenues	43	—	—		—		43

	4,111	185	—		—		4,296

Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	1,212	22	42	3(g)	—		1,276
Cost of other revenues	19	—	—		—		19
Selling, general and administrative	1,436	82	—		—		1,518
Research and development	299	9	—		—		308
Amortization of intangible assets	542	167	(76)	3(h)	—		633
Goodwill impairments	—	—	—		—		—
Asset impairments	50	310	(310)	3(i)			50
Restructuring, integration, separation and IPO costs	26	—	—		—		26
Other (income) expense, net	(60)	(38)	40	3(i)	—		(58)

	3,524	552	(304)		—		3,772

Operating income (loss)	587	(367)	304		—		524
Interest income	13	—	—		—		13
Interest expense	(626)	—	—		(86)	4(b)	(712)
Foreign exchange and other	(31)	—	—		—		(31)

(Loss) income before income taxes	(57)	(367)	304		(86)		(206)
(Provision for) benefit from income taxes	(125)	—	8	3(j)	5	4(c)	(112)

Net (loss) income	(182)	(367)	312		(81)		(318)
Net loss attributable to noncontrolling interest	7	—	11	3(k)	15	4(d)	33

Net (loss) income attributable to Bausch Health Companies Inc.	$(175)	$(367)	$323		$(66)		$(285)

Basic and diluted loss per share attributable to Bausch Health Companies Inc.	$(0.48)						$(0.78)

Basic and diluted weighted-average common shares	364.1						364.1

1.	Please see the “Non-GAAP Financial Measures and Ratios” section below for further information.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

BAUSCH HEALTH COMPANIES INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

(in millions, except per share amounts)

			Transaction Accounting Adjustments for the:
	BHC Historical	Acquired Assets Historical Adjusted (2a)	Acquisition	Note	Financing Transactions	Note	Combined Pro Forma[1]
Revenues
Product sales	$8,046	$487	$—		$—		$8,533
Other revenues	78	—	—		—		78

	8,124	487	—		—		8,611

Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	2,336	48	84	3(g)	—		2,468
Cost of other revenues	28	—	—		—		28
Selling, general and administrative	2,625	251	—		—		2,876
Research and development	529	25	—		—		554
Amortization of intangible assets	1,215	366	(184)	3(h)	—		1,397
Goodwill impairments	824	9	(9)	3(i)	—		824
Asset impairments, including loss on assets held for sale	15	381	(381)	3(i)	—		15
Restructuring, integration, separation and IPO costs	63	—	—		—		63
Other expense (income), net	35	(267)	285	3(i)	—		53

	7,670	813	(205)		—		8,278

Operating income (loss)	454	(326)	205		—		333
Interest income	14	—	—		—		14
Interest expense	(1,464)	—	—		(188)	4(b)	(1,652)
Gain on extinguishment of debt	875	—	—		—		875
Foreign exchange and other	(8)	(11)	—		—		(19)

(Loss) income before income taxes	(129)	(337)	205		(188)		(449)
(Provision for) benefit from income taxes	(83)	—	17	3(j)	10	4(c)	(56)

Net (loss) income	(212)	(337)	222		(178)		(505)
Net (income) loss attributable to noncontrolling interest	(13)	—	9	3(k)	13	4(d)	9

Net (loss) income attributable to Bausch Health Companies Inc.	$(225)	$(337)	$231		$(165)		$(496)

Basic and diluted loss per share attributable to Bausch Health Companies Inc.	$(0.62)						$(1.37)

Basic and diluted weighted-average common shares	362						362

1.	Please see the “Non-GAAP Financial Measures and Ratios” section below for further information.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

BAUSCH HEALTH COMPANIES INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and Financing Transactions as if they had been consummated on June 30, 2023 and includes estimated transaction accounting adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations give effect to the Acquisition and Financing Transactions as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The Acquisition has been accounted for using the acquisition method of accounting pursuant to the provisions of Accounting Standards Codification Topic 805, Business Combinations. Accordingly, consideration given by Bausch + Lomb to complete the Acquisition has been allocated to the assets and liabilities of the Acquired Assets based upon their estimated fair values as of the date of the Acquisition. As of the date hereof, the valuation of the assets acquired and liabilities assumed, as part of the Acquisition, has not yet been finalized. The fair value estimates for the assets acquired and liabilities assumed are based upon preliminary valuations. The Company will finalize these amounts no later than one year from the acquisition date. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations until the allocation of acquisition consideration is finalized. There can be no assurance that such finalization will not result in material changes.

The Company’s financial statements have been prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”) and the financial statements of the Acquired Assets have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, including interpretations issued by the IFRS Interpretations Committee. The Company performed an IFRS to US GAAP assessment and noted no material differences for the purposes of pro forma financial information.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the unaudited condensed combined pro forma financial information are calculated using an estimated blended statutory rate, which is based on preliminary assumptions related to the jurisdictions in which the income (expense) adjustments will be recorded. The estimated blended statutory rate and the effective tax rate of the combined company could be significantly different depending on the post-transaction activities and geographical mix of profit before taxes.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated acquisition consideration to identifiable net assets acquired and the excess to goodwill. The allocation of the estimated acquisition consideration in the unaudited pro forma condensed combined financial information is based upon estimated aggregate acquisition consideration of approximately $1,753 million which is calculated as follows (in millions):

Cash consideration paid to Novartis at closing, per Acquisition Agreement	$1,750
Estimated fair value of contingent consideration	3

Preliminary aggregate purchase consideration	$1,753

The table below represents a preliminary allocation of the total consideration to the assets acquired and liabilities assumed based on the Company’s preliminary estimate of their respective fair values (in millions):

Intangible assets, net	$1,595
Prepaid expenses and other current assets	167
Goodwill	23
Accrued and other current liabilities	(1)
Acquisition-related contingent consideration	(31)

$1,753

See Note 3 for further details on these metrics.

Note 2 - Reclassifications

The unaudited combined pro forma financial information has been adjusted to reflect certain reclassifications from the presentation in the Acquired Assets abbreviated financial statements to conform to the Company’s financial statement presentation.

2(a) Certain reclassifications have been made to the historical presentation of the Acquired Assets in the “Acquired Assets Historical Adjusted” column in the unaudited condensed combined pro forma statements of operations for the six months ended as of June 30, 2023 and the year ended December 31, 2022 to conform to the financial statement presentation of the Company as indicated in the table below (in millions):

Presentation in Acquired Assets Historical Statements of Revenue and Direct Expenses	Presentation in Unaudited Pro Forma Condensed Combined Statements of Operations	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Cost of goods sold - amortization of intangible assets	Amortization of intangibles	$167	$366
Cost of goods sold - impairment of intangible assets	Asset impairments	$310	$312
Cost of goods sold - fair value remeasurement of contingent consideration	Other expense (income), net	$(41)	$(268)
Research and development costs – impairment of intangible asset	Asset impairments	$—	$69
Research and development costs - fair value remeasurement of contingent consideration	Other expense (income), net	$—	$(24)
Other Expense	Goodwill impairments	$—	$9
Interest expense *	Other expense (income), net	$3	$25
Loss from associated company	Foreign exchange and other	$—	$(11)

*	Relates to accretion expense associated with contingent consideration.

Note 3 - Transaction Accounting Pro Forma Adjustments

3(a) Reflects the adjustment of historical intangible assets acquired by Bausch + Lomb to their estimated fair values. As part of the preliminary valuation analysis, Bausch + Lomb identified intangible assets for: (i) product brands related to the developed technology of XIIDRA® (“Product Brands”) and (ii) acquired in-process research and development (“Acquired IPR&D”) related to a certain other ophthalmology asset. The fair value of the identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. The final purchase price allocations may result in different allocations for the intangible assets as well as differences in the estimated remaining useful life than those presented in the unaudited pro forma condensed combined financial information, and those differences could be material.

The Intangible assets acquired, as well as the estimated useful life consist of the following (in millions):

	Fair Value/Historical Cost	Estimate Useful Life (In Years)
Product Brands	$1,590	8.75
Acquired IPR&D	5	N/A
Acquired Assets’ historical cost of Intangible assets	(1,720)	N/A

Total adjustment to Intangible assets	$(125)

3(b) Goodwill is calculated as the difference between the fair value of the preliminary aggregate purchase consideration and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Goodwill represents the workforce acquired, as well as future operating efficiencies and cost savings. The amount of goodwill presented in the table in Note 1 reflects the estimated goodwill as a result of the Acquisition. The actual amount of goodwill will depend upon the final determination of the fair value of the assets acquired and liabilities assumed and may differ materially from this preliminary determination.

3(c) Represents the terms of an interim contract to purchase inventory, as embedded within the agreements associated with the Acquisition. The interim contract asset will be released to Cost of goods sold (excluding amortization and impairments of intangible assets) as the Company sells inventory, acquired from Novartis. The balance of this interim contract will be fully released to the Statements of Operations over an assumed inventory turnover cycle of approximately two years.

3(d) Represents the: (i) $1,750 million cash payment made for the purchase price of the Acquired Assets and (ii) estimated remaining transaction-related costs associated with the Acquisition of approximately $14 million, which primarily includes fees for representation and warranty insurance premiums and legal and professional accounting services. Does not include costs associated with the Financing Transactions. See Note 4 below.

3(e) Represents the estimated transaction-related costs associated with the Acquisition, which primarily includes fees paid for representation and warranty insurance premiums and legal and professional accounting services. Does not include costs associated with the Financing Transactions. See Note 4 below.

3(f) Represents the adjustments to contingent consideration to record: (i) a reduction of $3 million to adjust the historical value of assumed obligations of $34 million to their current estimated fair value of $31 million offset by (ii) an additional $3 million for new amounts incurred in connection with the Acquisition, which may become due upon achievement of future milestones.

3(g) Represents the adjustment to record cost of goods sold (excluding amortization and impairments of intangible assets) as the Company sells inventory, acquired from Novartis related to the interim contract as disclosed in Note 3(c). The $167 million balance of this interim contract will be fully released to the Statements of Operations over an assumed inventory turnover cycle of approximately two years.

3(h) Represents the adjustments to record: (i) the elimination of historical amortization expense and (ii) recognition of new amortization expense related to the identified intangible asset, as follows (in millions):

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Historical amortization expense of identified intangible asset	$(167)	$(366)
Revised amortization expense of identified intangible asset	91	182

Amortization expense adjustment	$(76)	$(184)

The acquired Product brands intangible asset recognized in the Acquisition will be amortized on a straight-line basis over a useful life of 8.75 years. The estimated intangible asset fair value, estimated useful life and estimated amortization expense may differ materially from this preliminary determination as the Company finalizes its valuation of the assets acquired and liabilities assumed.

3(i) Represents the adjustments to record: (i) the elimination of the historical impairment of goodwill, (ii) the elimination of the historical impairment of intangible assets, (iii) the elimination of the historical fair value remeasurements and accretion expense related to contingent consideration, (iv) the accretion expense for both the new and assumed contingent consideration and (v) the estimated remaining transaction-related costs associated with the Acquisition which primarily include fees for representation and warranty insurance premiums and legal and professional accounting services, as follows (in millions):

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Elimination of historical impairment of goodwill	$—	$(9)

Total adjustment to Goodwill impairments	$—	$(9)

Elimination of historical impairment of intangible assets	$(310)	$(381)

Total adjustment to Asset impairments	$(310)	$(381)

Elimination of historical fair value remeasurements and accretion expense related to contingent consideration	$38	$267
Recording of new/assumed contingent consideration accretion expense	2	4
Recording of estimated remaining transaction-related costs with the Acquisition	—	14

Total adjustment to Other expense (income), net	$40	$285

The transaction-related costs will not affect the Statement of Operations beyond six months after the acquisition date. Transaction-related costs related to this transaction included within the Company’s historical consolidated statement of operations were not material for the periods presented.

3(j) Represents the income tax effect, using the Company’s Ireland statutory rate of 12.5%, for: (i) the Acquired Assets historical income before taxes and (ii) the above pro forma transaction accounting adjustments.

3(k) Represent the elimination of the noncontrolling interest in the Acquisition adjustments. The Company indirectly holds approximately 89% of Bausch + Lomb’s outstanding shares as of the date of this filing.

Note 4 - Financing Transactions Pro Forma Adjustments

4(a) In conjunction with the acquisition of the Acquired Assets, Bausch + Lomb incurred of $1,865 million of net indebtedness ($1,900 million of indebtedness from the September 2028 Term Facility and October 2028 Secured Notes fees, less $35 million of related debt issuance costs), which was used in part for: (i) the $1,750 million of cash consideration of the Acquisition, (ii) the estimated remaining transaction-related costs associated with the Acquisition of approximately $14 million, which primarily include fees for representation and warranty insurance premiums and legal and professional accounting services and (iii) approximately $16 million of Bridge Facility commitment costs. Additionally, the September 2028 Term Facility of $500 million requires mandatory amortization payments of 1% or $5 million per year, which is classified as Current portion of long-term debt.

4(b) Represents the net increase in interest expense related to the Financing Transactions based on: (i) a weighted average interest rate on the debt of approximately 8.6%, (ii) amortization of deferred issuance costs and (iii) $16 million of Bridge Facility commitment costs (which will not affect the statement of operations beyond six months after the acquisition date). Annual estimated amortization of deferred issuance costs (which include fees associated with the September 2028 Term Facility and the October 2028 Secured Notes) over each of the next five years is approximately $7 million. A 0.125% change to the annual interest rate would change annual interest expense by approximately $1 million.

4(c) Represents the income tax effect for the above Financing Transactions adjustments, using the Company’s Ireland statutory rate of 12.5%. The debt incurred as part of the Financing Transactions is split between the Company’s Irish and Canadian entities, however there is no income tax effect for the adjustments related to the debt within the Company’s Canadian entity, as this entity has a full valuation allowance.

4(d) Represents the elimination of the noncontrolling interest in the Financing Transactions adjustments. The Company indirectly holds approximately 89% of Bausch + Lomb’s outstanding shares as of the date of this filing.

Non-GAAP Financial Measures and Ratios

The information under the heading “Combined Pro Forma” has been prepared in accordance with Article 11 of Regulation S-X. Solely for Canadian securities law purposes, the information appearing under the heading “Combined Pro Forma” of this exhibit may be considered non-GAAP financial measures and non-GAAP ratios as defined by National Instrument 52-112 - Non-GAAP and Other Financial Measures Disclosure, per the Canadian Securities Administrators. Management uses these pro forma financial measures and ratios to help analyze the impact of the Acquisition and the Financing Transactions and believes these financial measures and ratios are useful to investors in their assessment of our operating performance, understanding our ability to service our debt and the impact of the Acquisition and Financing Transactions.